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                                                                     EXHIBIT 2.2

                              AMENDMENT AGREEMENT

    This AMENDMENT AGREEMENT is made as of the 1st day of October 1997, by and among Doubletree Acquisition Corp., a Delaware corporation ("Doubletree Sub") and Promus Acquisition Corp., a Delaware corporation ("Promus Sub").

    Reference is made to that certain Agreement and Plan of Merger among Doubletree Corporation, a Delaware corporation ("Doubletree"), Promus Hotel Corporation, a Delaware corporation ("Promus"), and Parent Holding Corp., a Delaware corporation, one half of the issued and outstanding capital stock of which is owned by each of Doubletree and Promus ("Parent") dated as of September 1, 1997 (the "Merger Agreement"). Pursuant to the obligations created by Sections 1.2 and 1.3 of the Merger Agreement, by this Amendment Agreement Doubletree Sub and Promus Sub shall hereby become additional parties to the Merger Agreement and become subject to the provisions thereunder and to the obligations created thereunder. In addition, by executing this Amendment Agreement, Doubletree Sub and Promus Sub shall be deemed to have executed and delivered the Merger Agreement.

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DOUBLETREE ACQUISITION CORP.                  PROMUS ACQUISITION CORP.

By: /s/David L. Stivers                       By: /s/Raymond E. Schultz
   Name: David L. Stivers                        Name: Raymond E. Schultz
   Title:  President                             Title:  Chief Executive Officer
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